Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY ANNOUNCES SETTLEMENT OF SOUTH

FORT MEADE PHOSPHATE MINE LITIGATION

Plymouth, Minn., February 21, 2012 The Mosaic Company (NYSE: MOS) announced today a settlement agreement with the Sierra Club, Manasota-88, and People for Protecting the Peace River in litigation challenging the company’s federal wetlands permit at the South Fort Meade mine. This permit allows mining of the Hardee County Extension near Bowling Green, Florida. The settlement, which is subject to approval by the courts, will resolve the pending appellate and trial court proceedings regarding the permit in their entirety and allow mining at the South Fort Meade mine to proceed.

“Mosaic is pleased to have reached a reasonable agreement to end litigation that has loomed over the employees at our South Fort Meade mine for more than a year and a half. This settlement provides certainty around our South Fort Meade mine and we look forward to bringing it back to full production. We’re hopeful this agreement provides the foundation to continue our constructive dialog with these interested stakeholders as we look to the future,” said Richard Mack, Mosaic’s Executive Vice President and General Counsel. “It’s especially encouraging that this settlement includes a significant public benefit by conserving the Peaceful Horse Ranch property.”

Upon approval of the courts, Mosaic will soon begin mining the Hardee County Extension of its South Fort Meade mine in accordance with federal, state and local permits and approvals. The Hardee County extension will allow 10 additional years of mining at the South Fort Meade Mine, which employs more than 220 Central Floridians. The facility is one of the most efficient and cost effective phosphate mining operations in the world, historically accounting for nearly 20 percent of U.S. phosphate rock production. Since

2010, the mine has operated at a reduced capacity due to the permit challenge. Today’s settlement agreement will conclude that litigation and allow the mine to return to its full operating capacity. Any financial charges incurred as a result of the settlement are not expected to be material.

The agreement requires the plaintiffs to dismiss their challenge to the South Fort Meade permit in exchange for certain commitments by Mosaic, including:

•	Preservation of approximately 130 acres of land otherwise eligible to be mined by Mosaic

•	Donation of the Peaceful Horse Ranch in DeSoto County to the State of Florida or, alternatively, a not-for-profit organization for permanent conservation

•	Certain mitigation, monitoring and site enhancements

•	Additional efforts to obtain permanent conservation easements along the Peace River

In December, Mosaic acquired at auction Peaceful Horse Ranch, which comprises 4,171 acres located in DeSoto County at the convergence of Horse Creek and the Peace River. The property is located immediately adjacent to existing conservation lands as well as the water intake for the Peace River Manasota Water Supply Authority. The Company purchased the property for approximately $10 million.

Peaceful Horse Ranch is on the State of Florida’s list of priority projects for its Florida Forever land conservation program. Upon conveyance, Mosaic will also provide up to $2 million for startup and recurring expenses to operate Peaceful Horse Ranch as a state park in accordance with the State’s Florida Forever program plans. Its conservation will expand wildlife corridors and preserve vital habitats and floodplain, while protecting a vital water resource from approaching development.

Mosaic’s South Fort Meade Hardee County Extension is 10,856 acres, of which approximately 3,200 acres are to be preserved under the permits authorizing Mosaic’s mining activities. The existing permits preserve more than 73% of the site’s wetlands and 60% of all streams on-site. Under the terms of the settlement, Mosaic will now have access to mine more than 7,000 acres of land containing viable reserves.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams or possible efforts to reduce the flow of excess nutrients into the Gulf of Mexico; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, or Canadian resources taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.